SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 21, 2013
AMBAC FINANCIAL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
One State Street Plaza, New York, New York 10004
(Address of principal executive offices) (Zip Code)
(212) 658-7470
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01	Other Events
The Wisconsin Commissioner of Insurance, acting in his capacity as the rehabilitator (the “Rehabilitator”) of the Segregated Account (the “Segregated Account”) of Ambac Assurance Corporation (“Ambac Assurance”) has today filed a motion with the Rehabilitation Court (Circuit Court for Dane County, Wisconsin) seeking approval to amend the confirmed Plan of Rehabilitation of the Segregated Account (the “Plan”). The Rehabilitation Court is currently scheduled to hear the motion on June 11, 2014.

If the motion is approved in the form currently proposed by the Rehabilitator, the amendments will modify the mechanism for handling claims under the Plan. Instead of the combination of cash payments and interest-bearing surplus notes originally contemplated by the Plan, holders of permitted policy claims will receive an initial interim cash payment for a portion of such policy claim (“Interim Payment”), together with the right to receive a deferred payment equal to the balance of the unpaid policy claim (“Deferred Amount”). Payments of Deferred Amounts will be made at such times as the Rehabilitator deems appropriate in his sole discretion.

The Segregated Account will also establish junior deferred amounts (“Junior Deferred Amounts”) with respect to permitted general claims instead of issuing junior surplus notes to the holders of such claims as contemplated under the original Plan.

The amendments require that Deferred Amounts and Junior Deferred Amounts will generally accrue interest at an annual effective rate of 5.1%. In the case of permitted policy claims, interest will accrue on Deferred Amounts from the first insured bond payment date after the date on which the Interim Payment in respect of such permitted policy claim was made. However, in the case of insured bonds whose outstanding principal balance is not reduced by the unpaid portion of permitted policy claims (such bonds, “Undercollateralized Bonds”), the 5.1% effective annual interest rate on the Deferred Amount will be reduced by the bond interest rate applicable to such Undercollateralized Bonds (adjusted from time to time in accordance with the provisions of the Plan, but in no circumstances to be less than zero).

If the motion is approved, the Rehabilitator has confirmed that he intends to increase the percentage of the initial cash Interim Payment for permitted policy claims from 25% to 45% with effect from July 20, 2014 or, if the Plan, as amended, is not effective as of such date, the first payment date (the 20th of the month) specified by the Rehabilitator following the amended Plan effective date. As with previously permitted policy claims, the remaining portion of the unpaid permitted policy claims (in this case, 55%) will remain outstanding as Deferred Amounts and, subject to the exception for Undercollateralized Bonds, will accrue interest at 5.1%. These Deferred Amounts, together with interest thereon, may be paid from time to time in the future at the sole discretion of the Rehabilitator.

The Rehabilitator has also confirmed that, if the Plan is approved, he intends to effectuate a payment of certain Deferred Amounts (together with interest thereon), so that those policyholders that received 25% cash Interim Payments will receive an equalizing payment in cash equal to 26.67% of their Deferred Amounts (including accrued interest thereon) outstanding as of the date on which the Interim Payment percentage was increased. Using unpaid policy claim balances as of December 31, 2013, total equalizing payments of Deferred Amounts, together with accrued interest thereon, would be approximately $1.1 billion.

In addition, if the motion is approved, the Segregated Account will be required, pursuant to the terms of the amended Plan, to make proportionate payments on its Surplus Notes (excluding Junior Surplus Notes), as and when payments are made on the Deferred Amounts. Pursuant to the terms of the Settlement Agreement entered into by Ambac Assurance and various settling counterparties on June 7, 2010, Ambac Assurance is also required to make proportionate payments on its Surplus Notes if the Segregated Account makes a payment on the Segregated Account Notes (excluding Junior Surplus Notes). If the equalizing 26.67% payment of the Deferred Amounts specified above is made, the Segregated Account and Ambac Assurance will therefore be required to make proportionate payments on the Surplus Notes (excluding any Junior Surplus Notes). Using balances as of December 31, 2013, total proportionate payments on the Surplus Notes (excluding Junior Surplus Notes) would be approximately $415 million.

As of today’s date and pending its hearing on the motion, there can be no assurances that the motion will be approved by the Rehabilitation Court, nor that any increase in the Interim Payments or any payment of any Deferred Amounts will occur. Copies of the Court filings, including the Plan, as amended, the Payment Guidelines and other supporting documents, as well as information regarding the hearing to be scheduled by the Rehabilitation Court are available on the website maintained by the Rehabilitator in connection with the Segregated Account rehabilitation proceedings at www.ambacpolicyholders.com.

Further details relating to the rehabilitation proceedings of the Segregated Account generally can be found in Ambac Financial Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 3, 2014 (“AFG’s 2013 Annual Report on Form 10-K”), and on the www.ambacpolicyholders.com website.

Information contained on the website www.ambacpolicyholders.com is NOT incorporated by reference into this Current Report on Form 8-K.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ, possibly materially, from those included in these statements due to a variety of factors. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in Part I, Item 1A of AFG’s 2013 Annual Report on Form 10-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated: April 21, 2014

	By:	/s/ William White
William White
First Vice President, Corporate Secretary and Assistant General Counsel